Saia Inc. – Saia – Earnings Conference Call Transcript – 04/28/2023 11:00 AM ET

Company Participants

Doug Col - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Jack Atkins – Stephens

Jason Seidl - TD Cowen

Jon Chappell – Evercore ISI

Amit Mehrotra – Deutsche Bank

Chris Wetherbee – Citi

Scott Group – Wolfe Research

Tom Wadewitz – UBS

Allison Poliniak-Cusic – Wells Fargo

Bascome Majors - Susquehanna

Ken Hoexter – Bank of America

Ravi Shanker – Morgan Stanley

Christopher Kuhn - The Benchmark Company

Ari Rosa – Credit Suisse

Operator

Hello, and thank you for standing by. My name is Regina, and I will be your conference operator today. At this time, I would like to welcome everyone to Saia Inc.'s First Quarter 2023 Earnings Conference Call. [Operator Instructions]

I would now like to turn the conference over to Doug Col, Saia's Executive Vice President and Chief Financial Officer. Please go ahead, sir.

Doug Col

Thanks, Regina. Good morning, everyone. Welcome to the call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

I'll now turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Good morning and thank you for joining us to discuss Saia's first quarter results. While it's always more exciting to discuss robust shipment trends and record margins. Today's call will be more about how our team managed through a challenging volume environment and produced what I view as solid results in the first quarter of 2023. In the quarter, we averaged approximately 28,500 shipments per day or about 7.1% fewer shipments per day than in the same quarter last year. We experienced an increase in the average weight per shipment as tonnage fell by only 5.5%.

The mix shift to a heavier average weighted shipment along with positive pricing drove a 6.3% increase in average revenue per shipment, excluding fuel surcharge and total first quarter revenue was $660 million, essentially flat with last year despite the falloff in volumes. Our revenue per shipment ex-fuel surcharge continues to be the result of positive pricing and effective mix management. Our yield or revenue per hundredweight, excluding fuel surcharge increased 4.5%, reflecting a constructive pricing backdrop.

We saw some of the benefits of our geographic expansion in the quarter, as West Coast volumes were down significantly year-to-year. We're very pleased with the results in some of the middle markets that we have entered or invested in in the last several quarters. Further evidence of a stable industry pricing was seen in our average contractual renewal increase of 7.5% in the first quarter. We're committed to providing excellent service to our customers and are investing heavily in the business to expand coverage and it is gratifying to see that our customers see value in our service offering.

Our first quarter operating ratio of 85.0 deteriorated by 60 basis points compared to our operating ratio of
84.4 posted in the first quarter last year. Doug will provide some details around the specifics of our margin performance, but I would like to highlight the operational execution in the quarter.

We were able to adjust our linehaul infrastructure and quickly adapt to the changing macro environment across our network. We saw productivity improvements across all of our major terminals. The net result of these changes allowed us to manage operating costs quickly. Most significantly, these changes had no impact on the customer experience. And in fact, in some cases, we actually reduced transit times.

I'll now turn the call over to Doug for more details from our first quarter results.

Doug Col

Thanks, Fritz. As mentioned, first quarter revenue decreased by $0.7 million to $660.5 million. Yield, excluding fuel surcharge improved by 4.5% and yield increased by 5.8% including fuel surcharge. Tonnage decreased 5.5% attributable to a 7.1% shipment decline, slightly offset by a 1.8% increase in our average weight per shipment. Length of haul decreased by 2.5% to 892 miles. Both the increase in weight per shipment as well as the decrease in length of haul were headwind to the reported yield improvement.

Fuel surcharge revenue increased by 5.6% and was 17.8% of total revenue compared to 16.8% a year ago. Revenue per shipment, ex-fuel surcharge rose by 6.3% to $289.87 compared to $272.58 in the first quarter of 2022.

Shifting to the expense side for a few key items of note in the quarter. Salaries, wages and benefits increased 3.3% from a combination of our July 2022 wage increase, which averaged 4.3% across our employee base, and also the result of our employee headcount having grown by approximately 1.5% year-over-year to support our network expansion over the last 12 months. Purchased transportation expense decreased by 40.3% compared to the first quarter last year and was 7.1% of total revenue compared to 11.8% in the first quarter of 2022. Truck and rail PT miles combined were 10.5% of our total linehaul miles in the quarter compared to 19% in the first quarter of 2022. Fuel expense increased by 2.5% in the quarter, while company miles increased 3.2% year-over-year. The increase in fuel expense was primarily the result of national average diesel prices rising by over 4% on a year-over-year basis.

Claims and insurance expense increased by 31% year-over-year in the quarter and was down 10%, or

$1.6 million, sequentially from the fourth quarter of 2022. Depreciation expense of $42.9 million in the quarter was 7.3% higher year-over-year, primarily due to the onboarding of new equipment and structures as part of our continued network growth. Total operating expenses increased by 0.6% in the quarter and with year-over-year revenue decrease of 0.1%, our operating ratio deteriorated to an 85.0 compared to
84.4 a year ago. Our tax rate for the first quarter was 23.2% compared to 22.5% last year and our diluted earnings per share were $2.85 compared to $2.98 in the first quarter a year ago.

I'll now turn the call back to Fritz for some closing comments.

Fritz Holzgrefe

It's always nice to get the first quarter and all the weather challenges behind us. Moving to our typically seasonally stronger months of the year, we're seeing what I would call a tepid start to the spring season. Shipments per day are up in April compared to March, but March underperformed normal seasonality, and we entered April off a lower base of daily shipments. We track, monitor and manage our customer metrics on a daily basis. It is gratifying to see Net Promoter Scores from our survey work indicate that we're on the right track, and our customers are seeing increasing value in the service we provide. This continued focus is absolutely critical to drive growth across our network.

We've opened four new terminals in 2023, including the opening this past week of our new Northeast Atlanta facility. This opening is one of the most vibrant freight corridors in the state. It's exciting to see the immediate customer enthusiasm as well as the positive operational impact as we're able to more efficiently provide outstanding service. This opening is a prime example of adding a location in a great freight market, where we have had a presence for a long time, but still have excellent share opportunity. All of these openings, both the new and relocated terminals are important to our strategy of enhancing our service offering. While our pipeline for terminal openings carries well into 2025, keep in mind that the key benefit of our organic expansion strategy is it allows us to go at a pace that suits us.

Our business is subject to cyclicality. And, depending on where we are in the cycle, we may see an opportunity to accelerate or slow our terminal expansion activities. We have one additional terminal opening coming in May and expect that we'll open two to three additional terminals in the second half in established markets. We'll continue to update all of you quarterly on any changes in our opening plans. Each new terminal opening supports our strategy of getting closer to the customer and adding value to their supply chain. At the same time, we continue to develop the markets around the other 21 facilities we've opened over the last two years.

Although we're excited by the early success of these locations, we see considerable runway to continue penetrating these markets. We continue to see great response from our existing customers, who were asking us to handle their freight needs in these new markets. And as our brand grows in the market, we pick up additional customers that are new to Saia.

So before moving on to questions, I'll just say that our current view of the pricing environment remains constructive and indications are that cost inflation will continue in the business. Pricing to maintain and improve margins is critical to an inflationary cost environment, and we'll continue to do our part for our customers by providing great quality and differentiated service to justify the pricing.

With that said, we're now ready to open the line for questions, operator.

Operator

[Operator Instructions] Your first question comes from Jack Atkins with Stevens.

Jack Atkins

Okay. Great. So I guess just to start, if we can kind of go back, Fritz, to your comments on April and maybe some clarity on March as well. Could you talk about what you've seen relative to normal seasonality, whether it was in March versus February and then April versus March? And then if you could maybe provide the year-over-year change so far in terms of April tonnage, I think that would be helpful.

Doug Col

Sure, Jack. Yes, in terms of seasonality, just in general, Q1 kind of felt like normal. Early January probably benefited a little bit like we talked about from the mess of late December. And then in terms of historical moves month to month, January was a little better, like we said, February kind of underperformed seasonally from January. March, I would say that February to March move was pretty consistent. And then so far here in April, we've seen an uptick in shipments per day in the low single-digit percentage range. That's pretty normal March to

April. It's just off a lower base. I mean April, we can go through the months. I'll give you the months. But April to date, shipments are running down about 5% year-over-year. And we continue to see an uptick in weight per shipment. So our tonnage April to date is down a little bit less than 1% with the day to go here. So that's been a favorable driver of results for us. That effort to get that heavier weighted LTL shipment into the network just brings more revenue per bill and that's really the key to driving performance and maintaining the appropriate level of profitability. But I can go ahead and I mean the exact numbers for March, I can go through the first quarter. I know the first 2 months are already out there.

But January shipments were down 4% year-over-year and tonnage was down 3.7%. February shipments were down 7.6%, and tonnage was down 7.6%. And then March, with an easier comp, March was down a little bit more on the shipment side. March was down 9.4% on the shipment side, but a nice pickup in weight per shipment and tonnage was only down 5.2% in March. And again, here for the month of April tonnage is down less than 1%.

Jack Atkins

Okay. That's great. I think a really good outcome in April as well. I guess just for my follow-up on that, Doug. I think that others have talked about some challenges with some of their 3PL-related traffic in terms of some share moving around with that particular slice of the market. I know Saia has been working to kind of call some of that business out of the network over the last couple of years through some targeted price increases. Where does that stand for you guys today? Like, what percentage of your business kind of roughly is related to 3PLs? And is that one of the areas that's allowing you to maybe weather this a bit better?

Fritz Holzgrefe

Yes. So our 3PL business is a relatively smaller part of the pie today. So our transactional 3PL, I think is what, 4-5% in that ballpark. We're focused on kind of growing profitably. And if there are opportunities there in that segment to grow, we will definitely do that. But it's important that it works on our terms. I mean, you want to be able to provide outstanding service, you want to be in a position you can operate efficiently.

Operator

Your next question comes from Jason Seidl with TD Cowen.

Jason Seidl

Talking a little bit about that sort of sequential move from 1Q to 2Q. Since the tonnage is faring, I think, a lot better than your peers. How should we think about that typical OR move sequentially?

Doug Col

Typically, you get a strong seasonal uptick in Q2 and that drives much better OR historically in Q2 from Q1. And I think historically, it's probably been 200 or 300 basis points on average over the last several years. We don't have a crystal ball on what happens with volume in May and June. Everything we've talked about for a couple of quarters how industrial activity just seems kind of muted across the board. But we still expect to see revenue in Q2 up from Q1. So sequentially, that should help a little bit. But
I think if we get positive quarter-over-quarter revenue growth, we're going to try to drive a little bit of OR improvement. So maybe if we could get 100 basis points OR improvement, it's not as good as the seasonal norm. But I think in this environment, especially carrying 21 terminals we've opened in the last two-plus years that weren't open because of the opportunity of this current cycle. We open these terminals for the long term, but we're carrying a bunch of terminals through the soft patch here.

So with a little bit better revenue sequentially, we're going to try to drive a little OR improvement, so maybe 100 basis points for us, I think as we sit here with one month under our belt, I think we'd be pleased if we could do that.

Jason Seidl

Yes. I think considering that you open up these terminals, that's for sure. Also, you mentioned obviously coming off of a weak March. Can you talk about that weakness? Was it more on the retail side of things or was it more on the industrial side of things? Or was it more evenly split?

Fritz Holzgrefe

Jason, I think I would say that it was pretty evenly split. But what I would point out is that we saw particularly West Coast volumes are down year-over-year. And that was a bit of a call out for us. It's kind of port related, I would say. So that would be across the business. But what I'm really excited about is that we have focused on our sort of emerging middle markets, and we've been able to grow those to help offset part of that change. And I think that's a bit of network maturity and business maturity.

So historically, maybe there were times where we wouldn't have been able to, I don't say, absorb it, but offset at least part of it across our book of business. So pleased with the results that we see in markets across the country. But I would say that the West Coast has been soft year-over-year.

Jason Seidl

Now did you see an uptick around the East Coast ports, like, say, New York, New Jersey or Savannah?

Fritz Holzgrefe

Yes. We saw a little bit there, but I think for sure, we did. But I think what I'd tell you is that our performance has been a bit more broad-based just around growing the developing markets for us, either terminals that we've opened in the last two years or frankly just as you build that network density. You have the opportunity to really drive service in markets that maybe you're a little bit smaller. So I think the success has been kind of across the board, efforts in markets that we continue to develop. It speaks to our opportunity.

Operator

Your next question comes from Jon Chappell with Evercore ISI.

Jon Chappell

First, I don't think it's lost on anybody that your March and April trends, both year-over-year and sequentially are much better than industry. From what you can tell, is that mostly just market absorption from the terminals that you've opened over the last two years? Or are you gaining share on kind of an apples-to-apples store basis relative to the industry over the last couple of months?

Fritz Holzgrefe

Well, I think any time you're going to get share gain if it is profitable share gain, what that is really a reflection of is successful execution for the customer. I think you win on that basis. So I think what we've seen performance-wise is what I'm pleased with is our teams are doing a great job for the customer and you can win on that basis. And I think that's why we have seen the performance we have across the network.

Jon Chappell

Okay. And for my follow-up on those 21 terminals, I think Doug kind of insinuated that to get OR improvement still with those 21 terminals kind of fully ramping is a good result. Do you have any sense for where those 21 stand on a P&L basis, a margin basis returns? However you want to measure it relative to the existing portfolio and probably how much runway is left then for those to get to where you want to see a productive terminal operating?

Doug Col

Yes. We don't break it out by bucket, but I'd say those 21 terminals in total in Q1 operated in the mid-90s, right? So you've got a little over 10% of your terminal base operating in the mid-90s. So where can that go? It goes to the company average over time. And an example of that, I always call out our Northeast region.

It took a couple of years to get to profitability once we opened up the Northeast. But three years later, we found that Northeast was operating in the mid-80s. The company wasn't even there a few years ago. And so yes, we're carrying 24 through the soft part of the cycle here and they're a bit of a drag, but we're excited about the share opportunity. We know we've got good service and where we have a representative presence like our peers, we get more than our general average market share. If you look at Saia's industry share of revenue, maybe it's 5.5% or something. But in markets where we have a representative presence in terms of terminals and penetration in the market, we get more than that. So we've got to build it out and takes some years to fill it up, but we've been pleased with the progress so far.

Fritz Holzgrefe

I would just add that overall, every region is going to get better because we think this business should operate into the 70s OR. It won't be this year because obviously, the environment. But I don't think there's anything that we've seen that says that we can't continue on the long-term strategy.

Operator

Your next question comes from Amit Mehrotra with Deutsche Bank.

Amit Mehrotra

Fritz, do you think the team can hold the line on OR or even improve it this year off of a very, very strong 2022. And then I know we've talked a lot about revenue per bill and Saia's discounted revenue per bill against maybe consistent peers from a service perspective. I think we've always approached that from a pricing standpoint, but obviously it seems like the mix is improving with your weight per shipment, I think never being higher than what it was in the first quarter, but still 100 pounds or so less than what the best-in-class is reporting.

So can you just talk about like where is that weight per shipment coming from because it's such an important piece of the overall puzzle it seems and there's a lot of runway. So if you can just talk about some of the initiatives to further dial up that weight per shipment.

Fritz Holzgrefe

Yes. Thanks, Amit. Yes, Doug and I will kind of tag team this answer. But what I would tell you is if you look at the market sort of facing part of this, we spent a lot of time targeting and identifying freight that makes sense for us to handle efficiently. A lot of the work were around understanding the what customers, what sort of business that we can handle efficiently and provide great service and then charge for it.

That has been fundamental thesis over the last few years. And what you're seeing in the quarter right now in a challenging environment, it's paying off a little bit here in the sense that we're driving the elements of our customer set are that we do well with and that has been good. And I think the runway for us continues. I think this is something we can build on over a couple of years and it is something we've got to say, continue to be focused on, particularly as you think about it, as we add the facilities across the network. As Doug pointed out, we've added a lot of these that they're not quite operating where they need to be. And that's okay. They're kind of in start-up mode.

They need the same diligence and work that we're doing in the legacy portfolio around making sure that we're handling the most efficient, providing the highest level of service and making sure we get paid for that because I think customers value that. But it's just that in those facilities, it's a bit of a maturity challenge for us over time and that's to be expected kind of where we are. It's a little bit more challenging today just simply because of what's going on in the sort of macro environment.

When I think about full year profitability stuff, Doug gave you some indication around what we think about Q2. And full year, we don't have a great view of what the second half looks like. We're focused on what can we do to serve the customer, take care of the customer, and we'll get the freight that's available to us, and that's kind of the focus. And when you think about full year profitability, Doug will kind of give you those thoughts.

Doug Col

Yes. We're trying to give as much help as we can on modeling this thing. But with the lack of clarity out there, we're just not going to be very good at it or very helpful, I don't think. But I would say this, in terms of on a year-over-year basis, we were up in Q1 year-over-year by 60 bps. If we're able to improve a little bit Q1 into Q2, that would still mean we'd be up year-over-year quite a bit in terms of the OR year-over-year. So in terms of holding it flat or improving it, if we had a good Q2 like we just talked about shooting for, that first half would still be up quite a bit year-over-year. So I don't think it's realistic to model for flat or an improvement in this environment. Again, because we're going to continue to invest in this thing. We're going to see the tougher this thing gets, the more real estate looks we're going to get. And if they make sense, we're putting some capital to work.

Operator

Your next question comes from Chris Wetherbee with Citi.

Chris Wetherbee

Maybe just wanted to touch on sort of big picture thoughts on pricing and maybe how we see it kind of playing out from here. You guys are clearly outperforming from a tonnage perspective. And we've heard a couple of the competitors talk about their approaches to the market being a little bit more dynamic. And it doesn't appear that it's having materially negative impact on your ability to continue to sort of renew contracts. I think that number was pretty healthy. But can you just give us some perspective on how do you see that playing out? And are you seeing anything on the edges that can make you nervous or give you confidence that things will continue with strength.

Fritz Holzgrefe

I think the market is pretty disciplined. You look around. The inflationary costs that everybody is dealing with, kind of points to the need to continue to drive pricing. Cheaper freight in this kind of environment doesn't make much sense to us, for sure, and it wouldn't appear to anybody else. I think what it really says, though, right now is that you really got to focus on the things you can control. The service levels have to be very high if you are going to be in a position that you're going to go to the customer and ask for an increase. And that's our focus. Those are things we can control, and I think if you look at our relative pricing versus others in the market, maybe we've got more runway there that we've got to keep working at. And I think it's part of our longer-term opportunity.

Chris Wetherbee

Okay. That's helpful. I appreciate that. And I think in terms of the things you can control, I wanted to just ask about the PT line. Obviously, a pretty good decline in that number. And obviously, miles are coming down quite a bit from rail or truckload. Can we just talk a little bit about how you think that plays out relative to your tonnage, obviously, tonnage maybe on a year-over-year basis sort of getting less negative as we move forward. So just want to get a sense of maybe how we think about PT next couple of quarters?

Fritz Holzgrefe

Yes. The way we think about it is we think is part of our line haul cost, right? So what you're going to do is you're going to make cost optimization decisions. The first decision tree will always be what do we need to do to meet customers' expectations and their service level requirements. If it passes that, then the decision is what's the most cost optimal way to do that. And a lot of times, more recently, we've been able to use more and more of our own driver pool or driver team to make that happen.

Over time, you'd expect as we build maturity in this business, we would build more of the density internally and you'd probably use over time less outsourced or purchase transportation. I think in the opportunity environment that we're in right now, even the truckload PT, certainly, the rates have come down. We have long-term relationships with our PT providers. So we've seen the rate declines, we've built that in. But for us, it's really about service. And where we can, we'll continue to try to use more rail because that's the most cost effective. But it's got to hit the service level first.

Operator

Your next question comes from Scott Group with Wolfe Research.

Scott Group

I know that you typically tend to just focus on tonnage. It just feels like we've got some more moving parts than normal with yield and fuel. Maybe just to the extent it can help us. Any sort of directional color or commentary on revenue trends right now, relative to the tonnage down one?

Doug Col

Yes. On a year-over-year basis, April is running down 1% or 2% on a revenue basis [excluding fuel surcharge, per workday]. But I tried to call it out in the script, but our mix change that's driving the heavier weighted freight is really important for revenue per bill. So the yield trends are going to look different for all of us, right, depending on what's going on with mix, length of haul, weight per shipment and all. So we've talked about it for a couple of years now, but our focus is really on this revenue per bill number and keep driving that higher. So I don't know, reported yield is one thing. And then revenue per bill because of the mix change is really key for us.

But again, sequentially, I think our goal is we see an opportunity to be up from Q1 into Q2 and we're going to continue to try to drive the right freight in the network. When we put our GRI in, it's not a blanket increase across all of the different classes and weight breaks, and we really have been working hard to understand where we can make adjustments there to drive the right type of freight into the network. So that heavier-weighted LTL freight, 1,000 pounds and up has been really beneficial to us.

Scott Group

Okay. Helpful. And then just any color on head count and how that's trending relative to the tonnage down slightly and then plan for headcount going forward?

Doug Col

Yes. We tried to really manage hours over the last few months as things have come down. So headcount is one thing. And then on the wage line, it's how many hours are you getting every day. I think year-over-year, we're up about 200 employees Q1 to Q1 last year. And keep in mind, we've opened 15 terminals in the past year. So we've definitely seen some attrition and that's okay. We kind of manage through it and not backfilled every employee we lost due to attrition. So in terms of where it goes from here, we've got another terminal we're going to get open in May. It's not a huge facility, but we've got some employees coming in to get ready for that.

We probably got a couple of openings in the back half of the year but other than that, we're just going to see where these volumes go. Seasonally, our line haul drivers were up year-over-year. That's nice to see. We've been able to attract good quality professional line haul drivers as we brought more of our miles in-house. So we're hanging on to those valuable resources. But all in all, to have 15 new terminals opened year-over-year and only 200 additional employees. It's pretty good control, I think.

Operator

Your next question comes from Tom Wadewitz with UBS.

Tom Wadewitz

I wanted to see if I could ask you a little bit more on the cost side as well. So I think you just talked about headcount somewhat. Where are you at on your line haul utilization? And also, I don't know if you talk about dock as well and local efficiency, pickup and delivery efficiency. Are those things you have room to manage further that would kind of support the OR and match up with the freight level? Or is that something where you kind of did that through the quarter and to the extent that you can support the OR with cost side, you've kind of already achieved that.

Fritz Holzgrefe

Yes. Thanks for the question, Tom. I think that the key thing with the productivity improvements and gains that we saw in Q1 is you've got to maintain that now and maybe even improve from here through the second quarter because there's a fair amount of uncertainty around what's out there. So that's in the category of focusing on what you can control, that's pretty critical. We'll continue to manage those linehaul miles. I mean, as we pointed out a minute ago, the PT part of linehaul is down to 10.5% of the total miles compared to roughly 19% in the first quarter last year.

So there may be some opportunities on the margin there, but the reality of it is, we might actually increase that investment if we think there's a way for us if that's cost optimal across our whole linehaul investment. So those are things that are kind of fluid to us because it's most important to continue to drive those productivity and maintain productivity in dock and city operations. And in the case of the linehaul, we continue to look for opportunities to drive load averages and things like that, which I think are beneficial.

If you think about one of the chief benefits of driving some of our middle market activities that historically, maybe those were underdeveloped outbound markets. Well, we take that historically had been an inbound market, if we do a good job of selling the market outbound, and we have an opportunity to better utilize our linehaul infrastructure and investment there. So those are things that we're focused on and that helps drive some of the efficiencies that we've seen.

Tom Wadewitz

Okay. So it sounds like you think those efficiencies can keep improving?

Fritz Holzgrefe

Yes.

Tom Wadewitz

Okay. And then I guess, you've had some good discussion on pricing and appreciate the perspective. How would you think about just from more of a modeling perspective, would you think that revenue per hundredweight, ex-fuel number continues to decelerate or do you think something in mid-single digits is going to stabilize as you look out the next year-over-year? Is it going to stabilize at that level? Or does it go to low single digits?

Doug Col

It's hard to say from here. But I mean if we continue to do a good job in working on the mix things, you've been with Fritz and I. We're just not that focused on what that headline number is. I think we can continue to drive revenue per bill growth, yes, in that low to mid-single-digit number. I think that's the opportunity. We are getting a little bit of price and a little bit of mix. But if weight goes higher and that's a headwind and that drove my reported yield down, I'd be okay with that. We've had good success bringing in the heavier weighted freight without adding a lot of additional handling units.

If weight's up, you fractionally add some handling units, but otherwise, you're just picking up more revenue and not really changing your cost picture as the weight goes up. So again, the street focuses on that yield number, but really for us, that revenue per bill and is that revenue justifying and covering the cost of handling that shipment is what we look at.

Operator

Your next question comes from Allison Poliniak with Wells Fargo.

Allison Poliniak

Just want to talk about the demand environment. Again, I know the trends seem a little bit better. One of our industrial companies yesterday did talk about seeing some early cracks in terms of the demand environment that they're seeing. Just any color that you have in terms of conversations that are raising some red flags. Any geographies that you maybe noticed a little bit more dislocation there? Just any thoughts, I know you're pretty diversified.

Fritz Holzgrefe

Yes. Allison, I think I pointed out in my earlier remarks that the sort of Southern California, the Port

L.A. region for us is down year-over-year, kind of a bit of an outlier for us versus the other parts of our business. And I would probably attribute that broadly to the sort of import levels as you see port volumes are down year-over-year. So that would come kind of cross the space. I don't really have a call out for a vertical or an industry or something like that. I would say that just generally, it's pretty consistent across the book of business with that regional call out. And the thing that I've been pleased to see is that there's been a fair amount of customer acceptance around the service we've been providing.

So that's helping us, I think, differentiate maybe win the opportunity. If you're doing a good job for the customer delivering value in an environment where they may be challenged, freight arrives on time and is not damaged. Those things matter. And I think that's helped us in an environment where people are maybe focused more on cost. Now certainly they've pressed on rates too, but we don't concede to that.

Allison Poliniak

Got it. And then the incremental terminals that you plan to open, I think you said they were in existing markets. Is this just markets where you're starting to see outsized demand? Or is it sort of more of a longer-term opportunity or sort of a mix of both? Just any color there?

Fritz Holzgrefe

Every terminal that we're going to open, regardless of the sort of environment is really about sort of what the 10-year sort of outlook is. It just so happens the ones that we think that we'll open still this year are the forefront in markets that we already are, and this is a really important opportunity for us because it allows us to operate more closely and efficiently for the customer.

And that's significant because if you have the opportunity to meet customer expectations more quickly, that's important, pick the freight up when they need it. If I think about the Atlanta Northeast terminal that we opened on Monday, we see an improvement just in the Atlanta market itself simply in the matter of 4 or 5 days because we've added that facility, and we're in a position that we can service a customer that we couldn't do it very well before. That facility is one of our top facilities already. And that's just in a few days. So we know that the value of doing this, it's important but it starts with the customer.

Operator

Your next question comes from Bascome Majors with Susquehanna.

Bascome Majors

Doug, you talked about adding a few hundred people year-over-year, but if I square that with the year-end headcount, it looks like it might be down a bit. Can you talk a little bit about if you've been able to ease on the head count sequentially, how you're able to do that while reducing PT so considerably and keeping service high. And roughly, if things were to play out relatively seasonally from here, do you think head count is up or down at year-end?

Fritz Holzgrefe

Yes. I'll jump in on this one. I think the key thing that we've been able to do is that, if I think about our linehaul network, as we've sort of optimized that network over time, we would better be able to use our existing driver force. So that allowed us to take on more of what was outsourced as PT. If I go back all the way to say Q2 of last year, we've been kind of working at that for a while. So we've been successful with that. And then I think on the city side, we've done something similar, we've keeping if we've had drivers that maybe are underutilized in the city, we've actually reallocated them to our linehaul network, which allows us to take on even more freight there, and throughout all this across the board, we're managing hours.

So as we look into the balance of this year, we'll see. We'll have to add some heads if we open the new facilities. Atlanta Northeast, we added heads there for that opportunity. So we're very judicious and cautious about that. But most importantly, we want to make sure we keep that driver force intact because that's the key flex that we needed when the environment turns more positive.

Operator

Your next question comes from Ken Hoexter with Bank of America.

Ken Hoexter

Maybe could we just delve into the weight. Doug, you seem to mention how important that is on the revenue per bill and we should look at that a bit more. After being kind of flattish in January and February, up 0.2 and down 0.1, weight seemed to jump almost 5% in March. Was that a comp issue? Is there a shift going on the elimination of third-party freight, maybe just delve into what's going on with weights and how you're driving that and what happens so quickly in March.

Doug Col

Just seasonally, I guess some of our core shippers get a little more active seasonally in March. Earlier in the year, maybe you've got more promotional business going on, where you end up doing some lighter weighted promotional shipping for a retail customer, for example. But I think generally, the trend around weight has been pretty good for a few quarters and it's been driven by, I think, largely by not only our targeted GRI adjustments, but the way we analyze a book of business when a customer's contract is up for renewal. We really spend a lot of time on going through the data and making sure that we give the right pricing to attract the kind of freight we want. But just in terms of March itself, we've seen a little volatility month-to-month, but in general, over the few quarters, the trend has been, I think, driven by our efforts.

Ken Hoexter

And then, if I could just clarify one last thing, I think you mentioned to start renewal rates up or contract rates were up 7%, the GRI. Your thoughts on the continued flow through in this market as you move forward?

Fritz Holzgrefe

Yes. I think it's a directional indication, right, as to what we think the environment is. But I think as you well know from following this pretty closely, the realization of that ends up how much does the customer actually ship, what freight lanes we ultimately get, these contracts or pricing agreements, there's not a volume commitment that goes with it. So it's an indication, I think, that the market is receptive to pricing, and we just continue to pursue that. I mean that's kind of how we think about the market as where we ought to be.

Doug Col

Yes. Just looking out into Q2, our weight comparisons year-over-year, those comps get easier. So the March weight per shipment is the exit rate leaving March is high and I've got some easier comps coming. So weight per shipment could theoretically be up more in the coming months. And that's a headwind to the yield, but we like it if we're getting paid for it.

Ken Hoexter

But that blends to your April was, what, down just 1% year-over-year.

Doug Col

Tonnage is down a little bit less than 1% with a day to go.

Ken Hoexter

But you gave a revenue...

Doug Col

Weight per shipment is up almost 5%.

Fritz Holzgrefe

Yes.

Ken Hoexter

So I'm sorry, so your April revenue to date ex-fuel was -- did you give that before?

Doug Col

The total revenue [excluding fuel surcharge, per workday] is running down a little bit 1% or 2%.

Operator

Your next question comes from Ravi Shanker with Morgan Stanley.

Ravi Shanker

So maybe it helps to kind of this call with a bit of a conceptual question here. I think I know the answer to this, but maybe not given how weird the cycle has been. What is a better indicator of where we are in the cycle right now, shipments or tonnage? Because it seems to be going in slightly opposite direction and kind of both your strategy and your customers' kind of approach should be able to be differing a little bit.

Fritz Holzgrefe

I don't know what is the best call. I know what the best call for us is driving profitable freight, right? Mix of business that we can deliver, provide great service, charge for and generate a return.

That's how I think about it. There's a scenario in which maybe tonnage is a little bit softer. But as Doug pointed out earlier, if yield is a little bit different, you're in a position where you have obviously got to be getting paid for the freight. So your yield probably goes up a little bit possibly in there. But ultimately at the end of the day, we're focused on a profitable mix of business. So we need to be able to deal with and identify freight that makes the most sense for us.

Ravi Shanker

Got it. And so I think the gist of the question was, is the cycle getting worse, but you guys are just like massively outperforming? Is the cycle getting better and you guys are able to catch that tailwind better. I think the market started to get a little bit of color on both the macro environment as well as your own performance within that.

Fritz Holzgrefe

Listen, the macro environment is pretty challenging. I think you see all the data that's out there. I think that our team is doing a great job of delivering value to the customer and maybe we're differentiating on that. And that to me, that's where we need to be successful. Those are the things that we can control. We can't control the macro environment. I think anybody on the call knows the challenges that are out there. GDP was lighter this past week, the reported GDP was lighter, and our results are what they are, and they are focused on the things that we can control and executing. So are we taking advantage of the environment? Yes, I don't know. I think we're taking advantage of doing a great job for the customer.

Doug Col

We've also said that, as we go through the cycle, maybe it's an opportunity for us. We feel like we've improved our service game over the last few years. The customers tell us that's the case. We're closer to some customers these days. But we've also said we're a little bit cheaper than we probably should be. And that stands out as a good value for somebody. So for somebody looking at their supply chain costs, in an environment like this, they say, maybe we give Saia shot with some of this.

So I don't know that the macro is strong enough that we're going to be up, but maybe we're down a little bit less than some of the peers. And if we do a good job, we keep that business coming out of this, and that's on us to go execute, like Fritz said, but I think that's probably making our numbers look a little bit different. We've said for years that when we come across some surveys as a value to customers, that's a little frustrating because it means we're too cheap. And maybe we're getting a shot at some customers that are willing to step down and give us a try. So maybe that's why our trends look a little different so far this year.

Ravi Shanker

That's really helpful. And maybe just one quick follow-up on the cost as well. The drawdown in purchase transportation, you said that in some cases, that actually improved your customers' outcomes. So do we think of this as a kind of a tactical thing given the cycle? Or do you think that this can be a structural drawdown just given that it may be the better thing for the customer?

Fritz Holzgrefe

No. Let me clarify if there's any confusion about this. We will use PT if it meets the customer expectation, right? If we don't, we use internally. So we don't see this reducing PT as a way to improve customer experience. We think the customer needs to be agnostic to whether or not we use PT. So that's most critical. I think structurally, as you build density across the network, I think there's the opportunity to use less PT. But I think that there are periods and there are markets where it makes the most sense to use PT. So I think it's important to understand how we think about that. Linehaul is an important part of providing great value to our service to our customer, and we have to make a cost decision around the most efficient way to meet those expectations.

Operator

Your next question comes from Christopher Kuhn with The Benchmark Company.

Christopher Kuhn

Just curious on the length of haul. If we see West Coast imports picking up a little bit, would that potentially help the length of haul down the road?

Fritz Holzgrefe

Yes. Provided it's freight that makes sense and an opportunity for us, sure. That probably influenced the length of haul statistics that we reported that reflects having down year-over-year on the West Coast volume. So that certainly could be a positive for us.

Christopher Kuhn

Okay. And just as a follow-up on the accessorials, have they sort of come down now that the volume has been a little weaker and capacity is a little more plentiful?

Fritz Holzgrefe

Not from our perspective. We're providing a service there. And the services require us to make an investment. And when that happens, we need to get paid for that. That's a valuable asset or employee, equipment and additional cost to provide service to the customer, we've got to make sure we get paid for that.

Operator

Your final question comes from Ari Rosa with Credit Suisse.

Ari Rosa

Congrats on managing through a difficult environment. I just had one clarifying question. I want to make sure I heard correctly. So you said aspirationally, you would look to have OR improve 100 basis points from first quarter to second quarter. Just wanted to make sure I heard that right because if I look at kind of the last 2 years, it looks like it was closer to a 400 basis point improvement. Obviously, I understand very different environment, but would want to understand, I guess, where would that be expressed? Or is that kind of mostly on the salaries and benefits line item taking kind of a sequential step up? Or what is kind of that mix? And then in your response, if you could address kind of how you think about your split between variable and fixed costs, that would be really helpful.

Doug Col

Yes. The step-up or the improvement in OR is usually driven by a really nice volume step-up, and we're running at lower levels and carrying a bunch of additional new terminals. So we're in a much different part of the cycle than the last couple of years. So yes, if we see a little bit of sequential revenue growth, Q1 to Q2, if we achieved 100 base OR improvement, we think that's pretty good work at this point in the cycle. In terms of fixed versus variable, we've said in general, 35% of our business, which
probably looks like a lot of others LTLs, is fixed. And then you've got a variable bucket that's not completely variable because the network has to keep moving even if there's fewer shipments in it each night. The costs don't come out quickly and directly for every shipment.

Operator

We have no further questions at this time. I'll turn the conference back over for any concluding remarks.

Fritz Holzgrefe

Thank you, everyone, for calling in. I appreciate your participation and learning about the continued Saia growth story. Look forward to catching up with you next quarter. Thank you.

Operator

That will conclude today's meeting. Thank you all for joining. You may now disconnect.